Exhibit 99.1
Final Transcript
Thomson StreetEventsSM

Conference Call Transcript

CHS — Q3 2009 Chico’s FAS, Inc. Earnings Conference Call

Event Date/Time: Nov. 18. 2009 / 8:30AM ET

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP IR, Community Relations
Dave Dyer
Chico’s FAS, Inc. — President, CEO
Kent Kleeberger
Chico’s FAS, Inc. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Randal Konik
Jefferies & Co — Analyst
Stacy Pak
SP Research — Analyst
Brian Tunick
JPMorgan — Analyst
Tom Filandro
SIG — Analyst
Lorraine Hutchinson
BOA Merrill Lynch — Analyst
Kimberly Greenberger
Citigroup — Analyst
Barbara Wyckoff
Jesup & Lamont — Analyst
Margaret Whitfield
Sterne Agee — Analyst
Adrienne Tennant
Friedman Billings Ramsey — Analyst
Michelle Tan
Goldman Sachs — Analyst
Janet Kloppenberg
JJK Research — Analyst
Tracy Kogan
Credit Suisse — Analyst
Steve Kernkraut
Berman Capital — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Liz Pierce
Roth Capital Partners — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to Chico’s FAS third quarter earnings conference call and webcast. I will turn the call over to Robert Atkinson, Vice President Investor Relations, to begin.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Thanks, Brandy, and good morning, everyone. Welcome to the Chico’s FAS third quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger are with me here at our National Store Support Center in Fort Myers.
Before Dave begins his Executive Overview, I must remind you of our Safe Harbor statement. Certain statements made this morning including, without limitation, statements addressing the beliefs, plans, objectives, estimates, or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risk including, but not limited to, general economic and business conditions and the conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur.
Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion analysis and the Company’s latest annual report to shareholders, the Company’s filings on Form 8-K and other Federal Securities Law filings for a description of other important factors that may affect the Company’s results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied by such statements may not be realized.
Please note, it has been our practice to file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that, I’ll turn it over to Dave Dyer for his executive overview. Dave?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thanks, Bob, and good morning, everyone. Well, if someone had told me last January that our Company would deliver double-digit comp increase in the third quarter, its first in over 3.5 years, I would have probably thought the prediction was a bit aggressive. Well, here we are and wow, it feels good. To make such a significant improvement in such a short period of time speaks volumes about the customer focus, drive and dedication of our more than 17,000 associates and is a true testament to our commitment to return Chico’s FAS to a top tier performer.
Last January I spoke about our passionate customer base who were pulling for our success. I also said that we would rededicate ourselves to our customers by providing them with exciting fashion, and the amazing personal service they deserve and have come to expect. It appears that our customers have responded to our efforts and based on our third quarter results, have voted with their pocket books.
However, before we burst out into irrational exuberance, I must remind you and those internally in our Company, that a lot of hard work lies ahead. There is much still to be done. One only has to look at our 2006 performance to see that there continues to be a great opportunity to improve our gross margin performance and to reduce SG&A expense. While we’ve made great strides in controlling our expense, turning our inventory, improving our margin, having the right assortment for our customer is always job number one.
The Chico’s brand has always been known for novelty jackets and accessories. The new improved fall Chico’s jacket line was introduced in August with style and details that our customer has not seen in quite a while. There was a new emphasis on color, texture, tailoring, design, better fit and finishing. We followed that up with long overlaying sweater silhouettes layered with the perfect leggings or jeans, with bold statements in gold or silver jewelry. This holiday features the jewelry category in a starring role, which we believe can make our Company more giftable and improve our traditional fourth quarter results. I find it odd that the Chico’s fourth quarter has historically been our smallest and least profitable quarter. As a matter of fact, for the last several years, we have lost money.
The Chico’s brand fall marketing campaigns have been greatly improved. The catalogs focus on great fashion and big ideas presented in vivid, crisp magazine-like formats. In late August we launched the first Chico’s television advertising campaign in almost three years to show our customer or new fashion-right assortment and to inspire her to come back and see for herself. The primary goal of the television campaign was to reactivate lapsed customers. That’s those in our database who had not shopped with Chico’s brand for 12 months or more. I’m pleased to say that we’re showing strong results in reactivating these customers. Actually, we achieved a lift in trend in all customer segments, existing, reactivated, and new customers.

Throughout the quarter, the Chico’s brand built on the merchandising and marketing momentum that began in July. The Chico’s brand had its best third quarter comp sales improvement since 2003. The brand’s average unit retail was up by mid single digit percentage, while its transactions per average store increased in the low teens.
Now, during the White House/Black Market, there continues to be great momentum in this brand. This third quarter was their third consecutive positive quarterly sales comp, and first double-digit quarterly comp since the second quarter of 2006. By every possible measure, White House/Black Market had a terrific start to fall. Total comp sales were up 14.4%, with full price selling up 23%. Apparel and non-apparel categories had double-digit positive comps. In particular, dresses, which were strong in the third quarter, delivered high teen comps. Transactions per store, average unit retail, units per transaction and average dollar sales had all meaningful increases.
White House/Black Market also had operational successes as well and is leading the Company in store operating improvements. They had successful store openings in Soho in Manhattan and Shore Hills and Beverly Center in Los Angeles and Garden State are scheduled to open on December the tenth. White House/Black Market launched a very effective magazine marketing campaign to support their affordable, couture position as well as their fantastic fall fashion collection. We opened our Soho location during New York City’s Fashion Night Out, supported by a very conspicuous White House/Black Market brand campaign throughout the city.
Although we don’t provide detailed operating results for Soma Intimates, I do want to provide an update on its performance. Verna Gibson who has been on our Board since 1993, is acting as interim President of Soma until we complete our search for a new brand President. I am grateful for her partnership and leadership. I believe we’re making great strides in our merchandise assortment for Soma, not only through our Soma Touch and Soma Solutions, but we’re also adding a layer of sensual, sexy merchandise that will infuse emotion and excitement back in the brand.
We’re continuing to expand real estate for Soma Intimates in several innovative ways. During the third quarter, we opened six of what we call fast stores, essentially pop-ups in what would be considered front line locations. These fast stores will enable us to determine the potential of a location, especially in a new market, without committing to multi-year leases or rents. Also, we incurred just one fourth of what it would cost to build out a typical front line store.
We’ve also opened three Soma Intimate sister stores, these are Somas within existing oversized Chico’s stores, that not only seem to be yielding additional Soma sales, but are boosting the overall productivity of that store floor space that we already own through the Chico’s brand. Soma has somewhere in the neighborhood of 40 new stores or projects through sister stores, fast stores, full line stores and outlet stores planned for next year. In 2010, we believe that Soma Intimates will reach the tipping point. That is, we plan to break even on a cash basis. The sales and margin results should then be sufficient to cover corporate overhead, and with our improved new store investment model, all future stores should be profitable in the first year.
Beyond the brands, we had some important operational achievements during the third quarter that are critical to our future success. White House/Black Market and Chico’s both successfully implemented the SAP core systems and the JDA allocation system. Soma, already on SAP, implemented their JDA allocation system. Our direct marketing business installed the SAS database, giving us a powerful analytic tool to improve customer segmentation for marketing mailers and e-mail. We also introduced and began implementation of our workforce management systems for stores, a program we call Spirit Scheduling, to ensure that our associates will be there when our customer is there.
We have now completed and installed the installation of shopper track store monitors in every store. We use the traffic data, synced with our POS information to better develop spirit scheduling for our stores. We have also brought up about half of our stores on high speed broadband connections, enabling us to improve store associates’ online learning as well as facilitate locate for in store sales fulfilled by our distribution center.
Finally, on our last call I said that I did not like to lose money in any quarter. Thanks to a lot of hard work and SG&A expense control and through great efforts to boost sales, and by becoming more giftable this holiday season, I believe that we will prevail and at a minimum, break even in the fourth quarter. With that, I’ll turn it over to Kent for his financial review and the fourth quarter outlook. Kent?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Thanks, Dave. Good morning, everyone.
I would certainly echo Dave’s remarks that by every measure, our third quarter surpassed expectations, hitting virtually every key financial metric such as comps, gross margin and SG&A rate improvement, lower inventory and cash generation. Nonetheless, we have entered the holiday season, the fourth quarter of the game, if you will, with cautious optimism with an economy that can at best be termed recovering, but could easily turn down for a variety of reasons. Total net sales for the quarter increased 13.4% from a year ago, to a third quarter record of $446.9 million. Our comparable store sales increased 12.8%. Our first positive double-digit comp increase since fourth quarter 2005.
By brand, Chico’s and Soma Intimates combined comparable store sales increased 12.2%, and White House/Black Market delivered a 14.4% increase in comparable store sales for the quarter. Direct to consumer or DTC sales increased 33% compared to third quarter 2008. While the Chico’s brand DTC business was up over 50%, White/Black’s DTC business increased but at a lower level as inventory was being diverted to chase the front line business.
Gross margin, expressed as a rate of net sales, increased 400 basis points to 57.6%. The increase was primarily attributable to a higher merchandise margin, resulting from lower markdown rates and higher initial markups or IMU at both Chico’s and White House/Black Market. Also, the Soma brand, the entire DTC business and Chico’s outlets experienced nice improvement in merchandise margins. The improved merchandise margin performance was partially offset by increased investment in merchandising payroll, and the incurrence of costs relating to the implementation of the SAP system as well as the implementation of the JDA planning and allocation systems.
Selling, general and administrative expenses expressed as a percentage of sales decreased 450 basis points from a year ago. However, on a dollar basis, SG&A increased $7.9 million. The 450 basis point reduction in SG&A rate was largely attributable to the leveraging of store-related expenses including occupancy, on the double-digit positive comp, plus the accomplishment of ongoing cost savings initiatives in the field.
Other points to consider are store operating expenses were up only $600,000 on nearly $47 million more in net sales in front line stores and outlets. That’s pretty good leverage, especially when one considers higher than budgeted field sales bonus was paid on the double-digit comps. Marketing as a percent of sales was flat but up nearly $2.9 million in dollars that was attributable to Chico’s early fall television and print media advertising campaign, as well as White/Black’s early print fall campaign and publicity events surrounding the opening of high profile stores. Catalog costs for the third quarter were down compared to a year ago. National Store Support Center, formerly called Shared Services, increased 20 basis points on a $4.4 million increased spend primarily as a result of increased performance based compensation.
Interest income for third quarter decreased nearly $2.1 million, primarily due to the decrease in short-term money market rates on invested cash. Yields on short-term investments spiked in the third quarter last year as a result of the disarray in the credit markets beginning in September. The decrease in yield caused a reduction in the amount of benefit recognized for tax exempt interest income, influencing the Company’s effective tax rate for the latest quarter, which was 37.9%. The bottom line, then, was a sizable increase in net income for the third quarter, to $22.7 million, or $0.13 per diluted share, compared to net income of $2 million or $0.01 per diluted share for the like period last year.
Reviewing our balance sheet, cash and marketable securities as of October 31st totaled $423.3 million, reflecting a near $167 million increase in those assets from a year ago, and a near $155 million increase from year-end 2008. We are continuing to plan modest additional free cash flow for the fourth quarter. Total inventory at the end of third quarter decreased $27.2 million, or 15% from a year ago, to $61 per selling square foot. Quarter end inventories for the Chico’s brand decreased 17%, while quarter end inventories for White/Black decreased 22% per square foot compared to the prior year. Also, our accounts payable leverage, which is the ratio of trade accounts payable to inventory, increased from 43.8% last year, to 60.8% at the end of third quarter this year.
Our cash flow statements, depreciation and amortization year-to-date totaled $72.4 million, compared to $75.3 million for the like period last year. Year-to-date capital expenditures, including investments in new, relocated, remodeled and expansion of stores, totaled $51 million, down $42.3 million for the year-to-date period last year. The end of quarter square footage amounted to approximately 2.6 million for total Company, that’s a 0.6% increase over second quarter. During the third quarter, the Chico’s brand opened five stores, closed four, and completed one expansion. White/Black opened two and relocated two. And Soma intimates opened three stores and closed one. We ended October with a total of 1,074 stores, compared to 1,069 stores at the end of second quarter.
Before I provide a brief look at the fourth quarter, I want to make you aware of the pending organizational change within Chico’s FAS that we believe will eventually improve our merchandise margins by what we estimate will be a meaningful amount. In our 2008 Form 10-Q we indicated that we intend to continue our direct to manufacturer sourcing opportunities. In addition, we said that we would continue to evaluate establishing overseas presence or relationships in Asia that would provide technical support in areas such as fit, fabric, color and quality assurance. To maximize the purchasing power and the talent of all three brands, we are consolidating our sourcing activities currently residing within each brand into one service entity to support all three brands. We believe that this single entity working in concert with our key supply chain partners will deliver higher quality, lower piece goods and merchandise costs, and provide the opportunity to lessen freight cost as well as the potential to reduce lead times.

Secondarily, we have recently formalized a nonexclusive relationship with supply chain management company William E Connor Associates or the Connor Group. Connor, founded in 1949 by the father of current CEO, Chip Connor, The Connor Group provides merchandise sourcing services for more than 60 retailers and importers. Acting as an agent, the Connor Group not only identifies key suppliers of apparel and other consumer goods but also provides product development assistance, quality assurance, vendor compliance, negotiates prices and product flow tracking within the supply chain. Connor operates 35 offices, mainly in the Asia-Pacific region, but also in Africa, Europe and North America. We chose the Connor Group in part because they are a pure service Company with a completely transparent supply chain, they have a passion for detail, quality, service, and ethical conduct in every aspect of their worldwide business.
Now, looking at fourth quarter 2009, while not providing specific earnings guidance, we are operating under the following assumptions. We’re planning a positive comparable store sales increase for Chico’s FAS Inc. overall. However, at a level that may not match what we just delivered in the latest quarter. We are targeting DTC sales to increase at a rate between 35% and 40%. We expect meaningful improvement in our gross margin rate compared to the 44.3% reported for fourth quarter 2008, a period in which significant end of season markdowns were taken.
Our fourth quarter SG&A rate should reflect leverage provided by positive comps. However, we do expect SG&A dollars to be up slightly in part because of our holiday TV and print media campaigns and some small increased store occupancy expense. We expect interest income will again decline versus last year, reflecting the comparative drop in interest rates but not a lessening in invested cash and we expect our tax rate should remain around 38%.
In summary, I would give our third quarter results somewhere between a four star or five star rating, but as Dave indicated, there is still more work to be done to improve our business model and achieve our longer-term financial and operating goals. With that, I’ll turn it back to Bob to introduce the Q&A session.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Thanks, Kent. Before Brandy gives us the procedure for queueing for questions, I would ask that each questioner limit themselves to one question and one follow-up. In this way, we will be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue in the same manner you did originally. Brandy, how may securities analysts indicate a question?
QUESTION AND ANSWER

Operator
(Operator Instructions). Your first question comes from the line of Randy Konik with Jefferies.

Randal Konik - Jefferies & Co — Analyst
Thanks a lot. Just a quick question on the interesting comments you made about the Connor Group and the consolidation of the sourcing opportunity. Can you just give us a little bit of color around timing of that consolidation and with the full transition to the Connor Group and then when do you expect to see those types of merchandise margin opportunities to kind of take hold? That is more of a 2010, late 2010 event or 2011 or just trying to get a little bit of timing around that. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Well, first of all, we are already doing business with the Connor Group in some areas of the Company, so they’re a known quantity. In fact, Dave had known them for a number of years at Lands End and in my past career we used Connor Group quite extensively at Victoria’s Secret catalog. In terms of the transitioning, we’re really going toward the first of the year, although we have put in some processes in place. In terms of trying to generate any type of meaningful improvement on our merchandise margins, I expect that to happen probably in the latter half of 2010 and then build momentum into 2011.

Randal Konik - Jefferies & Co — Analyst
Just quickly, any kind of comment on how big you think the benefit could be from the improved productivity and so forth?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Well, I think a reasonable goal is between 100 to 200 basis points.

Randal Konik - Jefferies & Co — Analyst
Great. Thanks.

Operator
Your next question comes from the line of Stacy Pak with SP Research.

Stacy Pak - SP Research — Analyst
Hi. Thank you. I guess first, I was just wondering, a lot of companies — I mean, your comps were incredible, obviously, but a lot of companies did see a fall-off in trend at the end of October and into November and I’m wondering if you would comment on that at all? And then secondly, just in terms of the SG&A rate, what kind of rate going forward into 2010 are you comfortable that you can maintain, dollar rate?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Stacy, this is Dave. I’ll take the comp one. We have not seen a fall-off in the first — again, what is it, 16 days or so of November in terms of comp sales increase. But I must remind you that really the fourth quarter doesn’t start until the day after Thanksgiving and goes through those weeks after Christmas. So whether this will hold up or not is to be seen. We’re getting into some unfamiliar territory there. But certainly our double-digit comp increases have continued through today.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
And as far as your question goes for SG&A rate, we really haven’t addressed 2010 in any type of guidance or plans or estimates yet. What we have said is that we expect there’s another 200 to 250 basis points of expense opportunity in SG&A.

Stacy Pak - SP Research — Analyst
And that’s from now through year end 2011?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I would say probably over the next two years or so.

Stacy Pak - SP Research — Analyst
Okay. Okay. Great. Congratulations.

Operator
Your next question comes from the line of Brian Tunick with JPMorgan.

Brian Tunick - JPMorgan — Analyst

Thanks and congrats, guys. Just a question sort of as you talk about becoming profitable again in Q4, could you maybe talk about what kind of promotions you’re planning or what kind of categories you’re planning to increase here and do you expect both comps to decelerate at White House and at the core Chico’s business in Q4?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
This is Dave again. I would say that as I said earlier, accessories has been one of the really key categories for Chico’s, for the Chico’s brand for a long, long time. We had — we’re not as strong in the past couple of years and we have brought it back with a vengeance. I think if you saw our television commercial, which is probably ending this week or so, it was all about accessories. It was all about something so you can — the customer can give something that doesn’t have the size or the fit issues, something that is a great value. We believe our accessories are a tremendous value. if you look at our windows in our stores this fall, you’ll see that we’re featuring jewelry, along with great outfits. That’s how we plan to drive sales.
We are probably less promotional this Christmas than we were last Christmas. I’d say we are less promotional. We will take, because of our inventory, we will take less markdowns this year than we did last year, but we believe that the really compelling part of our brands, be it Chico’s, White House and Soma, is the product itself. I mean, that really is what attracts customers to the brand. But, as we get into that highly competitive area right after Thanksgiving and into Christmas, it’s kind of new territory for us versus what we’ve been competing in for the first three quarters of the year. So while we have good hopes to continue our business trends through the first — through the fourth quarter, there’s a lot of uncertainty until we actually do it and get through it.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Next question, please, Brandy.

Operator
Your next question comes from Tom Filandro with SIG.

Tom Filandro - SIG — Analyst
Thanks. Congratulations as well. Kent, I think I’d give you a little more than a four or five star out of this one. Great quarter. Two questions. Inventory levels down pretty substantially given the strong comp performance here. Can you guys talk about how do you feel going into the fourth quarter for your inventory positioning and can you actually drive results with inventories down as much as they are? And then if kind of give us a sense on the locate system and how that benefited the current quarter and how we should think about the locate system potentially benefiting the holiday season. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Yes, I think our levels have been very tight throughout the quarter. We ended down at the beginning of the quarter and now we’re down even more so. The businesses, particularly Chico’s and White House, have been doing a spectacular job in pulling receipts forward, but you can only do that for so long, quite honestly. And the other thing to take into consideration too, Tom, I mean we’re really in a turnaround situation and so it’s likely by having inventories controlled a little tighter we’re probably leaving money on the table, but to me it’s not worth the risk at this time to step up the investment. However, having said that, I think that the square footage comparisons for the end of the fourth quarter will be down less than they’ve been trending so far this year.
As far as locate, we really don’t give specific information in terms of the orders or the volume that the business fulfills. If you think about it, what it really does, it takes care of inventory that the customer wants that’s in the store that’s not there because it’s been previously sold, quite honestly. But I think the other part on the longer term strategy is as we make an investment in merchandising systems, particularly allocation as well as business tools in order to analyze the business, we can — it will enable us to do a much better job allocating goods to stores so that I think the locate portion of our business should become less meaningful.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Next question, please, Brandy.

Operator
Your next question comes from the line of Lorraine Hutchinson with BOA Merrill Lynch.

Lorraine Hutchinson - BOA Merrill Lynch — Analyst
Thank you. Good morning. With trends starting to pick up, I was just curious how you’re thinking about your planned store closures over the next few years and also what we should expect from Soma store openings going forward.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Well, I think there’s really two points on the closing. We really got ahead of this at the beginning of the year in as much as I think when we started the year we had over 320 leases that were coming up for renewal and as a result of that process, I think we said we identified roughly about 30 or so stores to close a year for the next two to three years. So that really hasn’t changed. In fact, I think this year I suspect we’re going to close about 36 stores this year.
As far as Soma, I think we’ve basically drawn a line in the sand to really make 2010 the pivotal year when that business will be breakeven cash flow and as a result of that, as Dave indicated in his comments, we’re probably going to open 40 or so footprints, give or take five or so stores. But the point is is what we’re trying to do is we’re really trying to do the unconventional and that is to open up stores that are less capital intensive and more of a temporary nature, somewhat kick the tires and take advantage of the vacancies that currently reside in a lot of different shopping venues. And so with having less pressure on CapEx, which will help improve the cash flow, as well as working on the store model and particularly trying to bring payroll cost among other thing in line, we think we’ve really got a good model going here.

Lorraine Hutchinson - BOA Merrill Lynch — Analyst
And then can you —

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Brandy, next question, please.

Operator
Your next question comes from the line of Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup — Analyst
Thanks. Nice comps and nice inventory management.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO

Thanks.

Kimberly Greenberger - Citigroup — Analyst
I wanted to follow up on your lead times. Could you just let us know what is your sort of design to in store speed to market at this point with this new agreement with the Connor Group, where can that go? And then my follow-up was just on the inventory by brand. I think you said total inventory per foot down about 15% with 17 at Chico’s and 22 at White House. I’m just not sure what the differential there is. Because is Soma up or is Soma down? That would be helpful. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
A couple of things. In terms of supply chain and lead times, not to be evasive, but it really varies by category. Especially when we take a look at certain fashion items, I would make an argument that that could potentially have quicker lead times because it’s more current and on time. We’re not afraid to air ship those types of deliveries. As far as what’s happened with the Connor relationship and so forth and how that can impact lead times, one of the things that we’re looking to build the expertise with their structures, is really to do QA and perhaps fit approvals over the longer term overseas and that can be huge in terms of the amount of lead time that we’ll save within the business.

Operator
Your next question comes from the line of Barbara Wyckoff with Jesup & Lamont.

Barbara Wyckoff - Jesup & Lamont — Analyst
Hi, everyone. Good job. Could you talk about Soma’s percent of sales done in the direct channel? And long-term, how do you see this business boiling down? Do you think it could be as much as half direct, half stores? And then I guess the other question is really on — you didn’t talk about amounts of carry-over with the inventory being so low, I would guess it’s pretty low relative to last year but could you talk about carry-over and where you think it will be by the end of the year?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Barbara, this is Dave. Soma right now is about 20% of their total is in direct to consumer and obviously we believe that that can grow. I mean, I’d like for it to be in the 30% range. And honestly, as we really get the brand known and going, I think it could probably be a huge part of the business, even larger. But I I think a good goal over the next several years would be to try to move that up closer to the 30. And your second question was what —?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
It was about carry-over. The way we are right now with inventories as lean as they are, Barbara, we’re cleaner than last year. I’m not going to give out a financial metric but at the end of the day, second quarter was cleaner. We end third quarter cleaner and we fully expect to be fourth quarter down to last year as well.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
For fashion business, turning the inventory is next to godliness and I just think that all fashion businesses really need to pay attention to inventory and inventory turn.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Next questioner, please.

Operator
Your next question comes from the line of Margaret Whitfield with Sterne Agee.

Margaret Whitfield - Sterne Agee — Analyst
Good morning and congratulations. On the accessory category, I know you put a lot of focus on this of late. I wondered if you could talk about the jewelry and accessory categories comp performance in Q3 and November to date to get a sense of how the new line is being received. And also, you mentioned increases in both lapsed and new customers. Where are you gaining these customers and what’s your assessment of the competitive environment, particularly for Chico’s? And finally, Verna Gibson certainly led the early turn in the Chico’s merchandise. What are her thoughts on opportunities to improve Soma?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
I’ll take the —

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Do you want to start?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Yes.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
And I’ll talk about Verna.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
The accessories business for Chico’s has been nothing short of spectacular. They came out of the blocks with double-digit comps in first quarter, built upon that in second quarter and have even built upon that in the third quarter. And what’s interesting to me is that obviously you have to fund these businesses with inventory but the inventory funding hasn’t been commensurate with the comp performance. Or said another way, we’re really speeding up the turn. It’s very hot category for us. And the jewelry category, which has been positive all year, we went through roughly about three years of drought in that category. So part of it is pent up demand but I think part of it’s just having great product. And White House is seeing similar experience in their category, in their non-apparel categories and in addition to the jewelry, White House has had a great shoe business all year long.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
And the jewelry comps are significantly higher than our total overall comps, obviously. We’ve increased penetration to the total in the jewelry area. Regarding Verna, she is a great merchant, great friend, and we are lucky to have had her available to step in to Soma. I think that she, again, will be with us until we are able to hire a new brand President for the brand, but she is certainly not a caretaker, she is moving the brand forward. I think the product as we start moving into fourth quarter and into spring is incredible and we are looking at every single thing that we need to do, whether it is operating expense, whether it is margin, whether it is sourcing, whether it’s adding stores to make this brand breakeven on a cash flow basis this year. This is the pivotal year and I think that she will get us off to a fantastic start and I couldn’t be happier to have her here during this period of time.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations

Next question, please.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I think Margaret had one more question, was on customer base. The follow-up comment on customer base was is that we’ve had significant amount of success in react reactivation.

Operator
Next question comes from Adrienne Tennant with Friedman, Billings, Ramsey.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
Good morning. Let me add my congratulations. It was a fabulous quarter. My question is on the efficiency of the DTC channel. It just looks like the page count has come down considerably and you’re doing so much more with it. Wondering if you could talk a little bit more about that.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
I’m not sure it’s page count, Adrienne, as much as it is doing more targeted mailing. If I had to take a look at our cost, it’s true that our costs are down across the Chico’s brand and White House/Black Market brand. I think what we’re actually doing is just gaining some efficiency.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
And what are the circulation plans for fourth quarter?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
I think that the — I haven’t seen them in detail but I don’t think we’re going to see as great a decrease as we’ve experienced in the third quarter.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
Okay. My final is just a really quick, on the — just the SG&A clarification. The dollar growth is off of the $205 million; is that correct?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Yes. On an adjusted basis, because as I recall from last year, I think there was about 23.6, $23.7 million in impairment restructuring charges last year so your base would be at 205.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
Great. Perfect. Good luck for holiday.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Thanks, Adrienne. Brandy, next question.

Operator

Your next question comes from the line of Michelle Tan with Goldman Sachs.

Michelle Tan - Goldman Sachs — Analyst
Great. Thanks. I just had a quick follow-up on the Connor Group. Trying to just understand how significantly the relationship with them is changing. You mentioned you were using them before. Were you working with other agents as well and is kind of the mix of what you were doing yourselves versus through agents changing significantly? And then also on the merchandising side, I was wondering if you could talk a little about how the evolution in the Chico’s assortment has progressed as Cindy Murray’s product has started to hit the stores and how much of an influence she had for this quarter versus holiday? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Let’s talk about Connor first. I mean, one of the things that we have done is Connor has offices in, I don’t know, 13, 14, 15 offices throughout Asia, and before hand, when we would go and source, we would use a different agent in each country when we would get it direct. We continue to use suppliers who are landed duty paid. We’ll continue to do that where it’s appropriate. But when you get something landed duty paid, you’re paying a lot higher costs than you would if you source it direct yourself. So Connor gives us the ability to very quickly price a product in multiple countries and they also have the feet on the ground to ensure that the production quality is superb and to make sure that the product is moving through the lines and will be delivered on time. So we see that as a big advantage in Asia for us. And I think it’s an evolution as we move to them over time, but I think that as we look at some of the pricing that we have seen, there is a significant difference and I think that it will become more and more compelling.
It’s now available to all brands. I would say that we were using it — using them more in probably our outlet business and then an occasional for the additions project, the product before, but it will now be in front line. Cindy and Verna obviously both had a hand in the early fall — in the early fall merchandise assortment and as we got further into the fall season, Cindy probably began to take the lead more and more. Fourth quarter and spring certainly have a lot of her influence, as does fall. I’d say it was probably a joint effort for early fall and then as we get more and more in it, it becomes more and more totally Cindy and her team’s product.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Next question, please.

Michelle Tan - Goldman Sachs — Analyst
That’s very helpful, thanks.

Operator
Your next question comes from the line of Janet Kloppenberg with JJK Research.

Janet Kloppenberg - JJK Research — Analyst
Good morning and congratulations. Very nice job. I was wondering if you could talk about the comp trend over the quarter and any specifics about the comp trends recently, as the holiday TV ad, which is terrific, was launched. And for instance, did comps accelerate as the quarter went along? And also, I know that gross margins should improve going forward, just naturally, as markdowns come in. But I’m wondering before Connor comes in, what the opportunity for improved IMUs is in the first and second quarter, particularly as Cindy’s team works harder on sourcing there. And on the SG&A outlook, should we continue to think that there might be more cost savings going forward? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO

We’re really not going to get into numbers by a specific quarter or anything like that. We’re not giving that type of guidance. The one thing that you can look at is you can look at our 2006 performance versus where we are, you can see that there’s opportunity both in SG&A and margin. And as we had talked about, we would like to get back to — we’re aiming at that 2006 performance as a benchmark over the next couple of years and so that’s what we’re trying to get back to.

Janet Kloppenberg - JJK Research — Analyst
Both in terms of gross margin and SG&A?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Yes. Absolutely. We think that we have, we can do improvements in both of those over the next several years.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
This call isn’t about trying to discuss 2010 expectations. We’re really trying to wrap the third quarter and get into fourth quarter. The question on comp trend, I think the biggest portion of the pie is the Chico’s brand and I would characterize our comp trend as improving throughout the quarter. Similarly, you could say the same for Soma. White House started out August a little slower but gained momentum takes as the quarter went on. And then the SG&A outlook, I think we’ve been fairly consistent in indicating that looking ahead to the next two years, we think there’s about a 200 to 250 basis point opportunity in SG&A.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Next question, please, Brandy.

Operator
Your next question comes from the line of Tracy Kogan with Credit Suisse.

Tracy Kogan - Credit Suisse — Analyst
Thanks. Good morning. I was hoping you guys could give us a little more of your learnings from your recent Chico’s TV campaign and how we might see that change in the future in terms of where you’re running that and what you might feature in it. And then secondly, if you could just remind us, what are the margins on your jewelry category versus apparel, just generally speaking? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, the Chico’s television campaign, again, was to reactivate customers. That’s what we did it for. We had a tremendous part of our file or significant part of our file, I should say, that had purchased with us that weren’t doing so, hadn’t done so in the previous 12 months. We first thought that we needed to get the assortment right and once we got that we wanted to make sure that we let her know and invited her back in to shop with us. And to that end, the TV campaign was very effective.
I think as we start going into spring, we will run television in spring. We did not. We’re not up against it from last year. We plan to run it continually through the year to support the various seasons and collections, and I think you’ll see us begin to shift to new customer acquisition where we would like to get new customers to the file and start growing the file again, as well as customer activation.
So I think it’s really served the purpose. Chico’s is a fashion-right brand. The customer that we have is sophisticated, affluent, appreciates the fashion, loves the service that they get from our stores and I think that our commercials are as crisp and clean and fun as our store environment is and we’ve just told her come back in and shop with us.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
On the question on margins, while not giving specific point estimates, it’s true that the non-apparel categories including jewelry are higher than the apparel margins. In the order of magnitude, it’s at least 400 bips and sometimes it’s even higher than that.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Next question, please, Brandy.

Operator
Your next question comes from the line of Steve Kernkraut with Berman Capital.

Steve Kernkraut - Berman Capital — Analyst
Congratulations, guys. David and I are both thrilled with your numbers. One question I wanted to ask you dealt with the direct to consumer channel. You’re up 33% there. Some of your competitors like Nordstrom embed their catalog with the direct channel into their comps to effectively inflate it. Wanted to get your idea what your thoughts are. Will you end up embedding them in your comps at some point. Secondly, in terms of the direct channel. How much of a pickup did you get in your direct channel off the TV commercials, once you went back on air.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
We have no intentions of including the direct business in our comparable store sales performance. I think the results for the direct do consumer business speak for themselves. I will tell you that on a total brand basis, what we’ve really done is we’ve really consolidated direct to consumer business within the front line business as well in terms of inventory management and as such, we’re looking at a total brand performance and not just a comp discussion. And as far as the impact on TV on the direct to consumer business, yes, we did see a lift but as we speak we don’t have any exact quantification in terms of what it really meant.

Steve Kernkraut - Berman Capital — Analyst
You don’t have a quantification of that?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Not at this time.

Steve Kernkraut - Berman Capital — Analyst
Okay. Thanks very much.

Operator
Your next question comes from the line of Liz Dunn with Thomas Weisel.

Liz Dunn - Thomas Weisel Partners — Analyst
Hi. I guess first question, when comps first turned positive it-I’m sorry, congratulations first. When comps first turned positive, you talked about some in store events that you were holding, slimming secrets, that kind of stuff. Have you had more success along those lines? My follow-up question is actually a follow-up to Janet’s earlier question. You’ve talked on this call about 100 to 200 basis points gross margin improvement from some of your sourcing initiatives and about 200 basis points additional SG&A and I know this is not really about 2010 expectations but you have talked about longer term 16% operating margin. So if we finish this year around 6% operating margins and you’ve laid out a plan for 400 additional, where does the other six come from? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Well, I think that first of all, on your question about operating margins, when we started out this year we said that just from inventory management and focusing on lowering the markdown rate, we expected to have about 200 to 250 basis points of gross margin improvement in each of the next two years. As we speak, we’re probably a little bit ahead of that as it relates to fiscal year 2009. And we’re looking, going to revisit 2010 presently in terms of what the right goal is. But — so a lot of it’s the markdown improvement in 2010 is what we’re goaling for. The IMU is an opportunity but we’ve had some fairly significant pickup in initial markup this year and while we may be looking for some improvement next year, I don’t think it’s going to be as significant as the magnitude of what we recently experienced this year. And store events —

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, yes, I think that the real secret ingredient of the Chico’s brand is what we call the amazing personal service. The events that we have had, when you have the right fashion and you get our sales force excited about it with their relationships with the customer, we have had some very, very successful events with style secrets, with long over lean, with whatever the trend is for the month. I mean, we’ve been able to really get lots of activity in the stores and again, our sales force is out there inviting their customers to come in and shop.
The interesting thing is is because our inventory has been turning so fast, we’re back to the old days again where customers realize, if you like it, you better buy it because it’s not going to be there and that’s a tremendous thing to have happen. There’s excitement. There’s tumult going on in the stores. I mean, it’s just — it’s a wonderful thing.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
And that’s the other from a margin improvement because it’s more full priced selling.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
White/Black has some special events too. They do things such as brunch at White House/Black Market where you truly get personal one on one service. So all of our brands have special in-store events. Next question, please, Brandy.

Operator
Your next question comes from the line of Liz Pierce with Roth Capital Partners.

Liz Pierce - Roth Capital Partners — Analyst
Thank you and I’ll add my congratulations and also tell you the jewelry based on personal experience is phenomenal. Question on the Connor situation. How important are you to them?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
We would be probably one of their smaller accounts right now. At some point, we would like to be a meaningful account for them.

Liz Pierce - Roth Capital Partners — Analyst
And then my second question relates to Soma and Dave, you talked about new product line coming in and so two parts to the question. Is that in stores, coming in now and are they at the same price point?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
A lot of it is coming in, beginning to come in in fourth quarter. I think as we get into spring and first quarter you’ll really see a lot of the new fashion influence, a lot of sheer, sexy, sassy. It is — I think that you’ll see a whole other face to the merchandise as we start moving into the spring season and I think that that’s one of the things that we needed to get back.
Our product in Soma is very good. I mean, we put the Soma touch into everything. It is better fabrics. It’s better fit. It’s better construction. We have patents.
We’ve done many, many things to improve the product. But really what is perhaps has been missing is some of the emotion and we plan to get the emotion and excitement back into the brand and I think that’s what you’ll see coming in as we move into spring.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Brandy, it’s coming up on nine-thirty our time. We have time for one more questioner, I think.

Operator
Your final question comes from the line of Richard Jaffe with Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus — Analyst
Thanks very much, guys. Just a follow-up on your thoughts of the direct to consumer business. Clearly an opportunity. I’m wondering how the e-mail collection or the collection of e-mail addresses has come along. You’ve talked about recapturing some of your old customers. Wondering if you could give us some statistics, whether it’s expansion of the 12 month buyer list or growth, either percentage or total units in the e-mail list and the kind of turnover and sell-through you’re getting through the direct channel to get a better handle on that business’ improvement and growth.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, I’d just — I can speak with respect to the customer list. I think that one of the things that we have been saying, both internally and externally, is that when we’re building less new stores for the Chico’s and until we got back into television, which we did recently as third quarter, that our 12 month buyer file, which is the cream of the crop would decline and in fact it did decline in the third quarter. However, as it relates to the other brands, White House, 12 month buyer file grew, as did the Soma business.

Richard Jaffe - Stifel Nicolaus — Analyst
One more question on Soma. I know you’re testing a variety of venues for Soma. Is it too early to offer us an update or some clarity on your thinking, whether Soma becomes more of a stand alone business, more of a business incorporated into Chico’s. Any thoughts on that? Or should we talk again after Christmas?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, I think Soma will be a standalone business, but I think we’re being very opportunistic right now. The whole thing about the intimate apparel brand, is in terms of manufacturing and production, you need to have a sizable business to get economies of scale, to be able to do production runs, especially in foundations. I mean, it is a small selection of global manufacturers and your quantities need to be significant to really take advantage of the pricing opportunities. It really is the economies of scale. And one of the things that we need to do was to grow Soma quickly to that tipping point where then all future growth would be profitable and then we would really be on our way to kind of catapulting the brand into a major growth vehicle for us in the years to come. And that’s why this year is so important and that’s why we’re opening up give or take a few stores, as Kent said, around 40 new distribution points.

We believe that once we hit a certain volume, that then the brand can support that corporate overhead that you have to have and then all of our growth going forward will be — will really drop a lot of it will drop to the bottom line and that’s what we’re doing this year. We believe in the brand. We believe that it can be a major growth vehicle for us. We believe that it probably is somewhere to $500 million to $1 billion brand. That would be my guess, looking at the market and what other people have done. When and how and whether we reach those numbers remains to be seen. But first thing we have to do is to get it to the tipping point where we feel very comfortable about making major investments in it, and I think it will survive as a — it will be a free-standing brand.

Robert Atkinson - Chico’s FAS, Inc. — VP IR, Community Relations
Thank you, Dave and thank you Kent and thank you all for joining us this morning. We appreciate your continuing interest in Chico’s FAS. Please note that sales and earnings for the fourth quarter and fiscal year will be released Wednesday, February 24th, 2010, before the NYSE opening, and with that, have a good day.

Operator
This concludes today’s Chico’s FAS third quarter earnings conference call and webcast. You may now disconnect.

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